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                                                                      Exhibit 11


                      STRYKER CORPORATION AND SUBSIDIARIES

               COMPUTATION OF EARNINGS PER SHARE OF COMMON STOCK
                 (amounts in millions except per share amounts)
                                 March 31, 1999

                                                 Three Months Ended
                                                      March 31
                                                  1999         1998
                                               --------      --------
Basic:
 Average number of shares outstanding             96.8          96.1
                                                 -----         -----

 Net earnings (loss)                            $(20.8)        $36.0
                                                 =====         =====

 Basic net earnings (loss) per share of
  common stock                                   $(.21)         $.37
                                                 =====         =====

Diluted:
 Average number of shares outstanding             96.8          96.1

 Net effect of dilutive stock options,
  based on the treasury stock method
  using average market price                       2.0           2.0
                                                 -----         -----
Total diluted shares                              98.8          98.1
                                                 =====         =====

Diluted net earnings (loss) per share
 of common stock                                 $(.21)         $.37
                                                 =====         =====